     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 11, 1996



                                                       REGISTRATION NO. 333-6997

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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                             ---------------------

                                AMENDMENT NO. 1



                                       TO


                                    FORM S-3

            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                             ---------------------
                        MARINE DRILLING COMPANIES, INC.
             (Exact name of registrant as specified in its charter)

                       TEXAS                                       74-2558926
           (State of other jurisdiction                         (I.R.S. Employer
         of incorporation or organization)                     Identification No.)

                    ONE SUGAR CREEK CENTER BLVD., SUITE 600
                          SUGAR LAND, TEXAS 77478-3556
                                 (713) 243-3000
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                               WILLIAM H. FLORES
                    ONE SUGAR CREEK CENTER BLVD., SUITE 600
                          SUGAR LAND, TEXAS 77478-3556
                                 (713) 243-3000
(Name, address, including zip code, and telephone number including area code, of agent for service)

                                   Copies to:

                  SCOTT N. WULFE                                ARTHUR H. ROGERS
              VINSON & ELKINS L.L.P.                       FULBRIGHT & JAWORSKI L.L.P.
               2300 FIRST CITY TOWER                        1301 MCKINNEY, SUITE 5100
             HOUSTON, TEXAS 77002-6760                      HOUSTON, TEXAS 77010-3095
                  (713) 758-2750                                 (713) 651-5421

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the Registration Statement becomes effective.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /X/

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /
                             ---------------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

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

********************************************************************************
*    INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A     *
*    REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED        *
*    WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT     *
*    BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE           *
*    REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT       *
*    CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR    *
*    SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH    *
*    OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR    *
*    QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.                *
********************************************************************************


                   SUBJECT TO COMPLETION, DATED JULY 11, 1996

PROSPECTUS
                        MARINE DRILLING COMPANIES, INC.
                                DEBT SECURITIES
                                PREFERRED STOCK
                                 COMMON STOCK
[MARINE DRILLING LOGO]             WARRANTS
                             ---------------------


     Marine Drilling Companies, Inc. ("Marine" or the "Company") may offer and sell from time to time, (i) unsecured debt securities, in one or more series, consisting of notes, debentures or other evidences of indebtedness (the "Debt Securities"), (ii) shares of preferred stock, par value $.01 per share of the Company, in one or more series (the "Preferred Stock"), (iii) shares of common stock of the Company, par value $.01 per share (the "Common Stock") and (iv) warrants (the "Warrants") to purchase Common Stock. The Company may offer and sell up to $150,000,000 aggregate public offering price of Debt Securities, Preferred Stock, Common Stock and Warrants (collectively, the "Securities"). The Securities may be offered in separate series in amounts, and prices, and on terms to be determined at or prior to the time of sale.

     The specific terms of the particular Securities to be issued will be set forth in a supplement to this Prospectus (a "Prospectus Supplement"), which will be delivered together with this Prospectus, including, where applicable, (i) in the case of Debt Securities, the specific designation, aggregate principal amount, ranking as senior or subordinated Debt Securities, maturity, rate or rates (or method of determining the same) and time or times for the payment of interest, if any, any exchangeability or conversion terms, any terms for optional or mandatory redemption or repurchase, or payment of additional amounts or any sinking fund provisions, the designation of the trustee acting under the applicable indenture, and any other specific terms of such Debt Securities, (ii) in the case of Preferred Stock, the specific designation, number of shares and liquidation value thereof and the dividend, liquidation, redemption, voting and other rights, including conversion or exchange rights, if any, and any other special terms, (iii) in the case of Common Stock, the number of shares, and (iv) in the case of Warrants, the number and terms thereof, the number of shares of Common Stock issuable upon their exercise, the exercise price, the terms of the offering and sale thereof and, where applicable, the duration and detachability thereof. The Prospectus Supplement will also contain information regarding the initial public offering price, the net proceeds to the Company and, where applicable, the United States Federal income tax considerations relating to the Securities covered by the Prospectus Supplement and a description of certain factors that should be considered in connection with an investment in the Securities covered by the Prospectus Supplement.

     The Securities may be sold directly by the Company to investors, through agents designated from time to time or to or through underwriters or dealers. See "Plan of Distribution." If any agents of the Company or any underwriters are involved in the sale of any Securities in respect of which the Prospectus is being delivered, the names of such agents or underwriters and any applicable commissions or discounts will be set forth in the Prospectus Supplement.

     The Common Stock is listed on the Nasdaq Stock Market under the symbol "MDCO." The Prospectus Supplement will contain information about any listing on a securities exchange of the Securities covered by the Prospectus Supplement. THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
 EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
  AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE
    ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE
     CONTRARY IS A CRIMINAL OFFENSE.

                             ---------------------

     THIS PROSPECTUS MAY NOT BE USED TO CONSUMMATE SALES OF THE SECURITIES UNLESS ACCOMPANIED BY A PROSPECTUS SUPPLEMENT.


July   , 1996

                             AVAILABLE INFORMATION

     The Company is subject to the informational filing requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy statements and other information filed by the Company may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and the Commission's Regional Offices located at Seven World Trade Center, New York, New York 10048, and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material can be obtained by mail from the Public Reference Branch of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Such material may also be inspected at the offices of the Nasdaq National Market, 1735 K Street, N.W., Washington, D.C. 20006. The Commission maintains a World Wide Website on the Internet at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission.

     The Company has filed with the Commission a registration statement on Form S-3 (herein, together with all amendments and exhibits, referred to as the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"). This Prospectus does not contain all the information contained in the Registration Statement, certain portions of which are omitted as permitted by the rules and regulations of the Commission. For further information with respect to the Company and the securities offered hereby, reference is made to the Registration Statement, including the exhibits thereto, which may be inspected at the Commission's offices, without charge or copies of which may be obtained from the Commission upon payment of prescribed fees. Statements contained in this Prospectus as to the contents of any contract or other document filed as an exhibit to the Registration Statement are not necessarily complete, and in each instance reference is hereby made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference.
                             ---------------------
                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents filed by the Company with the Commission (File No. 0-18309) pursuant to the Exchange Act are incorporated herein by reference:

     1. The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1995.

     2. The Company's Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 1996.

     3. The Company's Reports on Form 8-K, dated March 18, 1996, April 26, 1996 and June 3, 1996.

     4. The description of the Common Stock contained in the Registration Statement on Form 8-B filed with the Commission on February 21, 1990, as amended by Form 8 filed with the Commission on November 9, 1992, and any subsequent amendment thereto filed for the purpose of updating such description.

     All other documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the Securities pursuant hereto shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained in a document all or a portion of which is incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified shall not be deemed to constitute a part of this Prospectus except as so modified, and any statement so superseded shall not be deemed to constitute part of this Prospectus.

     The Company will provide without charge to each person, including any beneficial owner, to whom a copy of this Prospectus is delivered, upon the written or oral request of any such person, a copy of any or all of the documents which are incorporated herein by reference, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents). Requests should be directed to the Company, One Sugar Creek Center Blvd., Suite 600, Sugar Land, Texas 77478-3556, Attention: Investor Relations (telephone:
713/243-3000).
                             ---------------------

     IN CONNECTION WITH AN OFFERING OF OFFERED SECURITIES, THE UNDERWRITERS, IF ANY, FOR SUCH OFFERING MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICES OF THE OFFERED SECURITIES AT LEVELS ABOVE THOSE WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                                  THE COMPANY

     The Company is engaged in the offshore contract drilling of oil and gas wells, primarily in the U.S. Gulf of Mexico, for independent and major oil and gas companies. As of the date of this Prospectus, the Company owns and operates a fleet of 13 mobile offshore jack-up drilling rigs, consisting of four independent leg units, three of which have a cantilever feature that allows the extension of the drilling equipment over a platform, and nine mat supported units, four of which have a cantilever feature. The Company's rigs are currently capable of drilling to depths of 20,000 to 30,000 feet in maximum water depths ranging from 200 feet to 300 feet.

     The Company conducts substantially all of its operations through wholly-owned subsidiaries. The principal subsidiaries are Marine Drilling Management Company, which owns ten rigs, and Keyes Holding Corporation, which owns the remaining three rigs.

     The Company was incorporated in Texas in January, 1990 but, through its predecessors, has been engaged in offshore contract drilling since 1966. The Company's principal executive offices are located at One Sugar Creek Center Boulevard, Suite 600, Sugar Land, Texas 77478-3556 and the Company's telephone number is (713) 243-3000. The "Company" or "Marine" refers to Marine Drilling Companies, Inc. and its consolidated subsidiaries, unless otherwise indicated or the context otherwise suggests.

                                USE OF PROCEEDS

     Unless otherwise provided in the Prospectus Supplement, the net proceeds from the sale of the Securities offered by this Prospectus and the Prospectus Supplement (the "Offered Securities") will be used for general corporate purposes, which may include repayment of indebtedness, acquisitions, additions to working capital, and capital expenditures. Until so utilized, it is expected that such net proceeds will be invested in interest bearing time deposits or short-term marketable securities.

                     RATIO OF EARNINGS TO FIXED CHARGES AND
            EARNINGS TO FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

     The following table sets forth the ratio of earnings to fixed charges and combined ratio of earnings to fixed charges and preferred stock dividend requirements for the Company for the periods indicated:

                                                                                             THREE
                                                      YEAR ENDED DECEMBER 31,            MONTHS ENDED
                                             -----------------------------------------     MARCH 31,
                                             1991     1992     1993     1994      1995       1996
                                             ----     ----     ----     -----     ----   -------------
Ratio of earnings to fixed charges.........   --       --      41.2     131.3      --         16.7
Ratio of earnings to combined fixed charges
  and preferred stock dividend
  requirements.............................   --       --      41.2     131.3      --         16.7

     For purposes of computing the ratio of earnings to fixed charges: (i) earnings consist of income before provision for income taxes plus fixed charges as described below, excluding capitalized interest for the period and (ii) fixed charges consist of interest expensed and capitalized, amortization of debt discount and expense relating to indebtedness and the portion of rental expense representative of the interest factor attributable to leases for rental property. For purposes of computing the ratio of earnings to combined fixed charges and preferred stock dividend requirements: (a) earnings consist of income before provision for income taxes plus fixed charges and preferred stock dividend requirements, excluding capitalized interest for the period and (b) fixed charges and preferred stock dividend requirements consist of interest expensed and capitalized, amortization of debt discount and expense relating to indebtedness, the portion of rental expense representative of the interest factor attributable to leases for rental property and preferred stock dividends.

     Because of losses, fixed charges were not covered by $34,462,000, $91,327,000 and $6,228,000 respectively, for December 31, 1991, 1992 and 1995.
As a result of a recapitalization effected in 1992, the Company eliminated preferred stock obligations of approximately $64,000,000. There have been no shares of Preferred Stock outstanding from the recapitalization to the date of this Prospectus.

                         DESCRIPTION OF DEBT SECURITIES

     The Debt Securities will be unsecured senior or senior subordinated debt of the Company and will be issued, in the case of Debt Securities that will be senior debt ("Senior Debt Securities"), under a Senior Indenture (the "Senior Debt Indenture") between the Company and Marine Midland Bank, as trustee, and, in the case of Debt Securities that will be subordinated debt ("Subordinated Debt Securities"), under a Senior Subordinated Indenture (the "Subordinated Debt Indenture") between the Company and Bankers Trust Company, as trustee. The Senior Debt Indenture and the Subordinated Debt Indenture are sometimes hereinafter referred to individually as an "Indenture" and collectively as the "Indentures." When used in this Prospectus, the term "Trustee" means, when used with respect to the Senior Indenture, Marine Midland Bank and any successor trustee under the Senior Debt Indenture and, when used with respect to the Subordinated Debt Indenture, means Bankers Trust Company and any successor thereto as trustee under the Subordinated Debt Indenture. The Indentures are filed as exhibits to the Registration Statement of which this Prospectus is a part. The following summaries of certain provisions of the Indentures and the Debt Securities do not purport to be complete and such summaries are subject to the detailed provisions of the applicable Indenture to which reference is hereby made for a full description of such provisions, including the definition of certain terms used herein. Section references in parentheses below are to sections in both Indentures unless otherwise indicated. Wherever particular sections or defined terms of the applicable Indenture are referred to, such sections or defined terms are incorporated herein by reference as part of the statement made, and the statement is qualified in its entirety by such reference. The Indentures are substantially identical, except for provisions relating to subordination.

PROVISIONS APPLICABLE TO BOTH SENIOR AND SUBORDINATED DEBT SECURITIES

     General. The Debt Securities will be unsecured senior or subordinated obligations of the Company and may be issued from time to time in one or more series. Neither of the Indentures limits the amount of Debt Securities that may be issued thereunder nor does either limit the aggregate indebtedness of the Company, secured or unsecured, or any subsidiary thereof or, except to the extent, if any, set forth in any Prospectus Supplement, limit the imposition of liens on the Company's property, the payment of dividends or the acquisition of stock of the Company. The Company currently conducts a substantial portion of its operations through subsidiaries. Consequently, the rights of the Company to receive assets of any subsidiary (and thus the ability of holders of Debt Securities to benefit indirectly from such assets) are subject to the prior claims of creditors of that subsidiary. Except to the extent set forth in any Prospectus Supplement, the Indentures do not, and the Debt Securities will not, contain any covenants or other provisions that are intended to afford holders of the Debt Securities special protection in the event of either a change of control of the Company or a highly leveraged transaction by the Company.

     Reference is made to the Prospectus Supplement for the following terms of and information relating to the Debt Securities offered by such Prospectus Supplement ("Offered Debt Securities") to the extent such terms are applicable to such Offered Debt Securities:

          (i) the title of the Offered Debt Securities;

          (ii) the classification as Senior Debt Securities or Subordinated Debt Securities, aggregate principal amount, purchase price and denomination;

          (iii) the date or dates on which the Offered Debt Securities will mature;

          (iv) the method by which amounts payable in respect of principal of, and premium, if any, or interest, if any, on or upon the redemption of such Offered Debt Securities may be calculated;

          (v) the interest rate or rates (or the method by which such will be determined), and the date or dates from which such interest, if any, will accrue;

          (vi) the date or dates on which such interest, if any, will be payable;

          (vii) the place or places where and the manner in which the principal of, premium, if any, and interest, if any, on the Offered Debt Securities will be payable and the place or places where the Offered Debt Securities may be presented for transfer;

          (viii) the right, if any, or obligation, if any, of the Company to redeem, repay or purchase the Offered Debt Securities pursuant to any sinking fund or analogous provisions or at the option of a holder thereof and the period or periods within which, the price or prices (or the method by which such price or prices will be determined, or both) at which, the form or method of payment therefor if other than in cash and the terms and conditions upon which the Offered Debt Securities will be redeemed, repaid or purchased pursuant to any such obligation;

          (ix) any provision relating to the issuance of the Offered Debt Securities at an original issue discount;

          (x) if the amounts of payments of principal of, premium, if any, and interest on the Offered Debt Securities are to be determined with reference to an index, the manner in which such amounts shall be determined;

          (xi) the terms and conditions, if any, upon which the Offered Debt Securities may be convertible into or exchanged for Common Stock or other securities;

          (xii) any applicable United States federal income tax consequences;

          (xiii) any deletions from, modification of or additions to the Events of Default or covenants of the Company with respect to such Offered Debt Securities; and

          (xiv) any other specific terms of the Offered Debt Securities.

     Unless otherwise specified in any Prospectus Supplement, the Debt Securities will be issuable in registered form and in denominations of $1,000 and any integral multiple thereof (Section 2.7). No service charge will be made for any transfer or exchange of any Debt Securities but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith (Section 2.8).

     Debt Securities may bear interest at a fixed rate or a floating rate. Debt Securities bearing no interest or interest at a rate that at the time of issuance is below the prevailing market rate may be sold at a discount below their stated principal amount. Special United States federal income tax considerations applicable to any such discounted Debt Securities or to certain Debt Securities issued at par that are treated as having been issued at a discount for United States federal income tax purposes will be described in the applicable Prospectus Supplement.

     In determining whether the holders of the requisite aggregate principal amount of outstanding Debt Securities of any series have given any request, demand, authorization, direction, notice, consent or waiver under the Indentures, the principal amount of any series of Debt Securities originally issued at a discount from their stated principal amount that will be deemed to be outstanding for such purposes will be the amount of the principal thereof that would be due and payable as of the date of such determination upon a declaration of acceleration of the maturity thereof.

     Conversion or Exchange Rights. The Prospectus Supplement for any Offered Debt Securities offered thereby will state the terms, if any, on which shares of such Offered Debt Securities are convertible into, or exchangeable for, securities of the Company or another person.

     Global Securities. The Debt Securities of a series may be issued in whole or in part in the form of one or more global securities ("Global Securities") that will be deposited with, or on behalf of, a depositary (the "Depositary") identified in the Prospectus Supplement relating to such series. Global Securities may be issued only in fully registered form and in either temporary or permanent form. Unless and until it is exchanged in whole or in part for the individual Debt Securities represented thereby, a Global Security (i) may not be transferred except as a whole and (ii) may only be transferred (a) by the Depositary for such Global Security to its nominee, (b) by a nominee of such Depositary to such Depositary or another nominee of such Depositary or (c) by such Depositary or any such nominee to a successor Depositary or nominee of such successor Depositary (Section 2.8).

     The specific terms of the depositary arrangement with respect to a series of Debt Securities will be described in the Prospectus Supplement relating to such series. The Company anticipates that the following provisions will generally apply to depositary arrangements.

     Upon the issuance of a Global Security, the Depositary for such Global Security or its nominee will credit, on its book-entry registration and transfer system, the respective principal amounts of the individual Debt Securities represented by such Global Security to the accounts of persons that have accounts with such Depositary. Such accounts shall be designated by the dealers, underwriters or agents with respect to such Debt Securities or by the Company if such Debt Securities are offered and sold directly by the Company. Ownership of beneficial interests in a Global Security will be limited to persons that have accounts with the applicable Depositary ("participants") or persons that may hold interests through participants. Ownership of beneficial interests in such Global Security will be shown on, and the transfer of that ownership will be effected only through, records maintained by the applicable Depositary or its nominee (with respect to interests of participants) and the records of participants (with respect to interests of persons other than participants). The laws of some states require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and such laws may impair the ability to transfer beneficial interests in a Global Security.

     So long as the Depositary for a Global Security or its nominee is the registered owner of such Global Security, such Depositary or its nominee, as the case may be, will be considered the sole owner or holder of the Debt Securities of the series represented by such Global Security for all purposes under the Indenture governing such Debt Securities. Except as provided below, owners of beneficial interests in a Global Security will not be entitled to have any of the individual Debt Securities of the series represented by such Global Security registered in their names, will not receive or be entitled to receive physical delivery of any such Debt Securities in definitive form and will not be considered the owners or holders thereof under the Indenture governing such Debt Securities.

     Payment of principal of, and premium, if any, and interest, if any, on, individual Debt Securities represented by a Global Security registered in the name of a Depositary or its nominee will be made to the Depositary or its nominee, as the case may be, as the registered owner of the Global Security representing such Debt Securities. The Company expects that the Depositary for a series of Debt Securities or its nominee, upon receipt of any payment of principal of, and premium, if any, and interest, if any, in respect of a Global Security representing any such Debt Securities, immediately will credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of such Global Security for such Debt Securities as shown on the records of such Depositary or its nominee. The Company also expects that payments by participants to owners of beneficial interests in such Global Security held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in "street name." Such payments will be the responsibility of such participants. Neither the Company, the Trustee for such Debt Securities, any paying agent nor the registrar for such Debt Securities will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests of the Global Security for such Debt Securities or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

     If the Depositary for a series of Debt Securities is at any time unwilling, unable or ineligible to continue as depositary and a successor depositary is not appointed by the Company within 90 days, the Company will issue individual Debt Securities of such series in exchange for the Global Security representing such series of Debt Securities. In addition, the Company may at any time and in its sole discretion, subject to any limitations described in the Prospectus Supplement relating to such Debt Securities, determine not to have any Debt Securities of a series represented by one or more Global Securities and, in such event, will issue individual Debt Securities of such series in exchange for the Global Security or Securities representing such series of Debt Securities. Further, if the Company so specifies with respect to the Debt Securities of a series, an owner of a beneficial interest in a Global Security representing Debt Securities of such series may, on terms acceptable to the Company, the Trustee and the Depositary for such Global Security, receive individual Debt Securities of such series in exchange for such beneficial interests, subject to any limitations described in the Prospectus Supplement relating to such Debt Securities. In any such instance, an owner of a beneficial interest in a Global Security will be entitled to physical delivery of individual Debt Securities of the series represented by such Global Security equal in principal amount to such beneficial interest and to have such Debt Securities registered in its name. Individual Debt Securities of such series so issued will be issued in registered form and in denominations, unless otherwise specified by the Company, of $1,000 and integral multiples thereof.

     Merger and Consolidation. Unless additional limitations are described in a Prospectus Supplement with respect to a series of Debt Securities, the Company may consolidate or merge with or into any other corporation or entity, and the Company may sell, lease or convey all or substantially all of its assets to another corporation or entity, provided that (a)(i) in the case of a merger, the Company is the surviving company in the merger, or (ii) the entity surviving the merger, formed by such consolidation or which acquires such assets shall be an entity organized and existing under the laws of the United States of America or a state thereof and shall expressly assume payment of the principal of and any premium and interest on the Debt Securities and the performance and observance of all of the covenants and conditions of the Indentures to be performed or observed by the Company and (b) the Company or such successor entity, as the case may be, shall not immediately thereafter be in default in the performance of any such covenant or condition. (Section 9.1).

     Events of Default. Unless otherwise specified in the Prospectus Supplement, an Event of Default is defined under each Indenture with respect to the Debt Securities of any series issued under such Indenture as being: (i) default in the payment of any installment of interest upon any of the Debt Securities of such series when due, continued for 30 days; (ii) default in the payment of principal of or premium, if any, with respect to Debt Securities of such series when due; (iii) default in the payment or satisfaction of any sinking fund or other purchase obligation with respect to Debt Securities of such series when due; (iv) default in the performance of any other covenant of the Company applicable to Debt Securities of such series, continued for 60 days after written notice to the Company by the Trustee or to the Company and the Trustee by the holders of at least 25% in aggregate principal amount of the Debt Securities of such series then outstanding; (v) certain events of bankruptcy, insolvency or reorganization; (vi) default under any bond, debenture, note or other evidence of indebtedness for money borrowed by the Company or under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any indebtedness for money borrowed of the Company resulting in the acceleration of such indebtedness, or any default in payment of such indebtedness (after expiration of any applicable grace periods and presentation of any debt instruments, if required), if the aggregate amount of all such indebtedness that has been so accelerated and with respect to which there has been such a default in payment shall exceed $5,000,000 and there shall have been a failure to obtain rescission or annulment of all such accelerations or to discharge all such defaulted

Indebtedness within 10 days after written notice of the type specified in the foregoing clause (iv); and (vii) any other Event of Default provided with respect to the Debt Securities of such series (Section 5.1).


     If any Event of Default with respect to any Debt Securities of any series shall occur and be continuing, the Trustee or the holders of not less than 25% in aggregate principal amount of the Debt Securities of such series then outstanding, by notice in writing to the Company (and to the Trustee, if given by the holders), may declare the principal (or, in the case of any series of Debt Securities originally issued at a discount from their stated principal amount, such portion of the principal amount as may be specified in the terms of such series) of all of the Debt Securities of such series and the interest, if any, accrued thereon to be due and payable immediately, but the holders of a majority in aggregate principal amount of the Debt Securities of such series then outstanding, by notice in writing to the Company and the Trustee, may rescind and annul such declaration and its consequences if all defaults under such Indenture are cured or waived (Section 5.1).

     Each Indenture provides that no holder of any series of Debt Securities then outstanding may institute any suit, action or proceeding with respect to, or otherwise attempt to enforce, such Indenture, unless (i) such holder previously shall have given to the Trustee written notice of default and of the continuance thereof, (ii) the holders of not less than 25% in aggregate principal amount of such series of Debt Securities then outstanding shall have made written request to the Trustee to institute such suit, action or proceeding and shall have offered to the Trustee such reasonable indemnity as it may require with respect thereto and (iii) the Trustee for 60 days after its receipt of such notice, request and offer of indemnity, shall have neglected or refused to institute any such action, suit or proceeding; provided that, subject to the subordination provisions applicable to the Subordinated Debt Securities, the right of any holder of any Debt Security to receive payment of the principal of, premium, if any, or interest, if any, on such Debt Security, on or after the respective due dates, or to institute suit for the enforcement of any such payment shall not be impaired or affected without the consent of such holder (Section 5.4). The holders of a majority in aggregate principal amount of the Debt Securities of such series then outstanding may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee with respect to the Debt Securities of such series, provided that the Trustee may decline to follow such direction if the Trustee determines that such action or proceeding is unlawful or would involve the Trustee in personal liability (Section 5.7).

     The Company is required to furnish to the Trustee annually a certificate as to the compliance by the Company with all conditions and covenants under each Indenture (Section 4.3).

     Discharge and Defeasance. Unless otherwise specified in the applicable Prospectus Supplement, the Company can discharge or defease its obligations with respect to each series of Debt Securities as set forth below (Article Ten).

     The Company may discharge all of its obligations (except those set forth below) to holders of any series of Debt Securities issued under either Indenture that have not already been delivered to the Trustee for cancellation and that have either become due and payable or are by their terms due and payable within one year (or scheduled for redemption within one year) by irrevocably depositing with the Trustee cash or U.S. Government Obligations (as defined in such Indenture), or a combination thereof, as trust funds in an amount certified to be sufficient to pay when due the principal of and interest, if any, on all outstanding Debt Securities of such series and to make any mandatory sinking fund payments thereon when due.

     Unless otherwise provided in the applicable Prospectus Supplement, the Company may also discharge at any time all of its obligations (except those set forth below) to holders of any series of Debt Securities issued under either Indenture ("defeasance") if, among other things: (i) the Company irrevocably deposits with the Trustee cash or U.S. Government Obligations, or a combination thereof, as trust funds in an amount certified to be sufficient to pay when due the principal of and interest, if any, on all outstanding Debt Securities of such series and to make any mandatory sinking fund payments thereon when due and such funds have been so deposited for 91 days; (ii) such deposit will not result in a breach or violation of, or cause a default under, any agreement or instrument to which the Company is a party or by which it is bound involving payment by the Company or a subsidiary of the Company of more than $1,000,000;
(iii) no Event of Default shall have occurred and be continuing on the date of such deposit, (iv) no Event of Default resulting from certain events of bankruptcy, insolvency or reorganization shall have occurred during the period ending on the 91st day after the date of such deposit; and (v) the Company delivers to the Trustee an opinion of counsel to the effect that the holders of such series of Debt Securities will not recognize income, gain or loss for United States federal income tax purposes as a result of such deposit and defeasance and that defeasance will not otherwise alter the United States federal income tax treatment of such holders' principal and interest payments on such series of Debt Securities. Such opinion must be based on a ruling of the Internal Revenue Service or a change in United States federal income tax law occurring after the date of the Indenture relating to the Debt Securities of such series, since such a result would not occur under current tax law. In the event of any such defeasance and discharge of Debt Securities of such series, holders of such Debt Securities would be entitled to look only to such trust fund for payment of principal of and premium, if any, and interest, if any, on their Debt Securities. (Section 10.1)

     Additionally, if provided in the applicable Prospectus Supplement, the Company may omit to comply with any condition or covenant specified in the applicable Prospectus Supplement if, among other things: (i) the Company irrevocably deposits with the Trustee cash or U.S. Government Obligations, or a combination thereof, in an amount sufficient to pay the principal of, and premium, if any, and interest, if any, on all Outstanding Debt Securities, including any sinking fund obligations, of such series when due; and (ii) the Company delivers to the Trustee an opinion of counsel to the effect that the holders of such series of Debt Securities will not recognize income, gain or loss for United States federal income tax purposes as a result of such deposit and defeasance and that such deposit and defeasance will not otherwise alter the United States federal income tax treatment of such holders' principal and interest payments on such series of Debt Securities

     Notwithstanding the foregoing, no discharge or defeasance described above shall affect the following obligations to or rights of the holders of any series of Debt Securities: (i) rights of registration of transfer and exchange of Debt Securities of such series, (ii) rights of substitution of mutilated, defaced, destroyed, lost or stolen Debt Securities of such series, (iii) rights of holders of Debt Securities of such series to receive payments of principal thereof and premium, if any, and interest, if any, thereon, upon the original due dates therefor (but not upon acceleration), and to receive mandatory sinking fund payments thereon when due, if any, (iv) rights, obligations, duties and immunities of the Trustee, (v) rights of holders of Debt Securities of such series as beneficiaries with respect to property so deposited with the Trustee payable to all or any of them and (vi) obligations of the Company to maintain an office or agency in respect of Debt Securities of such series (Section 10.1).


     Modification of the Indenture. Each Indenture provides that the Company and the Trustee may enter into supplemental indentures without the consent of the holders of the Debt Securities (i) to secure any series of Securities, (ii) to evidence the assumption by a successor entity of the obligations of the Company under such Indenture, (iii) to add covenants or new events of default for the protection of the holders of such Debt Securities or a series thereof, (iv) to establish the form and terms of Debt Securities of any series, (v) to modify the provisions relating to global Debt Securities, or to permit the issuance of Debt Securities in uncertificated form, provided any such action does not adversely affect the interests of the Holders of the Debt Securities of any series in any material respect, (vi) to add to, change or eliminate any provision of the Indentures, provided that such amendment shall become effective only if there is no Outstanding Debt Security of any series then entitled to the benefit of such provision or such amendment does not apply to any then Outstanding Debt Security, (vii) to evidence and provide for the acceptance of appointment by a successor Trustee with respect to the Debt Securities of one or more series and to add to or change any of the provisions as shall be necessary to provide for or facilitate the administration of the trusts under the Indentures by more than one Trustee, (viii) in the case of the Subordinated Debt Indenture, to limit or terminate the benefits to the holders of Senior Indebtedness of the subordination provisions contained in the Subordinated Debt Indenture, or (ix) to cure any ambiguity, defect or inconsistency in the Indentures or to make any other provisions with respect to matters or questions arising under the Indentures, provided such action does not adversely affect the interests of the holders of the Debt Securities of any series (Section 8.1).


     Each Indenture also contains provisions permitting the Company and the Trustee, with the consent of the holders of not less than a majority in aggregate principal amount of Debt Securities of each series then outstanding and affected, to add any provisions to, or change in any manner or eliminate any of the provisions of, such Indenture or of any supplemental indenture or modify in any manner the rights of the holders of the Debt Securities of such series; provided that the Company and the Trustee may not, without the consent of the holder of each outstanding Debt Security affected thereby, (i) extend the stated final maturity of any Debt Security, reduce the principal amount thereof, reduce the rate or extend the time of payment of interest, if any, thereon, reduce or alter the method of computation of any amount payable on redemption, repayment or purchase by the Company, change the coin or currency in which principal, premium, if any, and interest, if any, are payable, reduce the amount of the principal of any original issue discount security payable upon acceleration or provable in bankruptcy, impair or affect the right to institute suit for the enforcement of any payment or repayment thereof or, if applicable, adversely affect any right of prepayment at the option of the holder or (ii) reduce the aforesaid percentage in aggregate principal amount of Debt Securities of any series issued under such Indenture, the consent of the holders of which is required for any such modification (Section 8.2).

     The Subordinated Debt Indenture may not be amended to alter the subordination of any outstanding Subordinated Debt Securities without the written consent of each holder of Senior Indebtedness then outstanding that would be adversely affected thereby (Section 8.6 of the Subordinated Debt Indenture).

PROVISIONS APPLICABLE SOLELY TO SUBORDINATED DEBT SECURITIES


     Subordination. The Subordinated Debt Securities will be subordinate and junior in right of payment, to the extent set forth in the Subordinated Debt Indenture, to all Senior Indebtedness of the Company. Senior Indebtedness is defined in the Subordinated Debt Indenture as the principal of, and premium, if any, and interest on, and any other payment due pursuant to, any of the following, whether outstanding at the date of execution of the Subordinated Debt Indenture or thereafter incurred, created or assumed:


          (a) all obligations of the Company for money borrowed;

          (b) all obligations of the Company evidenced by notes, debentures, bonds or other securities, including obligations incurred, created or assumed in connection with the acquisition of property, assets or businesses;

          (c) all obligations of the Company or a subsidiary of the Company pursuant to the Loan Agreement, dated as of December 1, 1994, among the Company, Keyes Holding Corporation, and CIT Group/Equipment Financing, Inc. and the related guaranty, in each case as amended and as amended from time to time;

          (d) all capitalized lease obligations of the Company;

          (e) all reimbursement obligations of the Company with respect to letters of credit, bankers acceptance or similar facilities issued for the account of the Company;

          (f) all obligations of the Company issued or assumed as the deferred purchase price of property or services (but excluding trade accounts payable or accrued liabilities arising in the ordinary course of business);

          (g) all payment obligations of the Company under any interest rate, currency or commodity swap agreement, option agreement, hedge agreement, forward contract, or similar agreement designed to protect the Company or another person against fluctuations in interest rates, exchange rates or commodity prices;

          (h) all obligations of the type referred to in clauses (a) through (g) above, of another person and all dividends of another person, the payment of which, in either case, the Company has assumed or guaranteed, or for which the Company is responsible or liable, directly or indirectly, jointly or severally, as obligor, guarantor or otherwise; and

          (i) all amendments, modifications, renewals, extensions, refinancings, replacements and refundings by the Company of any such indebtedness referred to in clauses (a) through (h) above (and of any such amended, modified, renewed, extended, refinanced, refunded or replaced indebtedness or obligations); other than (i) any indebtedness, renewal, extension, refinancing, replacement, refunding, assumption, guarantee or other obligation that expressly provides, or in the instrument creating or evidencing the same or the assumption or guarantee of the same it is expressly provided, that such indebtedness, renewal, extension, refinancing, replacement, refunding, assumption, guarantee or other obligation is junior in right of payment to or is pari passu with the Subordinated Debt Securities or is subordinate in right of payment to all other indebtedness of the Company not expressly subordinated to such indebtedness or obligation; and (ii) any indebtedness or obligation of the Company in respect of the Subordinated Debt Securities (Section 1.1 of the Subordinated Debt Indenture).


     If (i) the Company should default in the payment of any principal of, premium, if any, or interest, if any, on any Senior Indebtedness when the same becomes due and payable, whether at maturity or at a date fixed for prepayment or by declaration of acceleration or otherwise or (ii) any other default with respect to Senior Indebtedness shall occur and the maturity of such Senior Indebtedness has been accelerated in accordance with its terms, then, upon written notice of such default to the Company by the holders of such Senior Indebtedness or any trustee therefor, unless and until such default shall have been cured or waived or shall have ceased to exist or such acceleration shall have been rescinded, no direct or indirect payment (in cash, property, securities, by set-off or otherwise) will be made or agreed to be made for principal of, premium, if any, or interest, if any, on any of the Subordinated Debt Securities, or in respect of any redemption, retirement, purchase or other acquisition of the Subordinated Debt Securities other than those made in capital stock of the Company (or cash in lieu of fractional shares thereof) (Section 12.1(b) of the Subordinated Debt Indenture).


     If any default (other than a default described in the preceding paragraph) under the Senior Indebtedness, pursuant to which the maturity thereof may be accelerated immediately or the expiration of any applicable grace periods occurs (a "Senior Nonmonetary Default"), then, upon the receipt by the Company and the Trustee under the Subordinated Debt Indenture of written notice thereof (a "Payment Notice") from or on behalf of holders of such Senior Indebtedness specifying an election to prohibit such payment and other action by the Company in accordance with the following provisions of this paragraph, the Company may not make any payment or take any other action that would be prohibited by the immediately preceding paragraph during the period (the "Payment Blockage Period") commencing on the date of receipt of such Payment Notice and ending on the earlier of (i) the date, if any, on which the holders of such Senior Indebtedness or their representative notify the Trustee that such Senior Nonmonetary Default is cured or waived or ceases to exist or the Senior Indebtedness to which such Senior Nonmonetary Default relates is discharged or
(ii) the 179th day after the date of receipt of such Payment Notice. Notwithstanding the provisions described in the immediately preceding sentence, the Company may resume payments on the Subordinated Debt Securities after such Payment Blockage Period (Section 12.1(c) of the Subordinated Debt Indenture).


     If (i)(a) without the consent of the Company, a receiver, conservator, liquidator or trustee of the Company or of any of its property is appointed by the order or decree of any court or agency or supervisory authority having jurisdiction, and such decree or order remains in effect for more than 60 days or (b) the Company is adjudicated bankrupt or insolvent or (c) any of its property is sequestered by court order and such order remains in effect for more than 60 days or a petition is filed against the Company under any state or federal bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution, liquidation or receivership law of any jurisdiction whether now or hereafter in effect, and is not dismissed within 60 days after such filing; or (ii) the Company (a) commences a voluntary case or other proceeding seeking liquidation, reorganization, arrangement, insolvency, readjustment of debt, dissolution, liquidation or other relief with respect to itself or its debt or other liabilities under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, or (b) consents to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it, or (c) fails generally to, or cannot, pay its debts generally as they become due or (d) takes any corporate action to authorize or effect any of the foregoing; or (iii) any subsidiary of the Company takes, suffers or permits to exist any of the events or conditions referred to in the foregoing clause

(i) or (ii), then all Senior Indebtedness (including any interest thereon accruing after the commencement of any such proceedings) will first be paid in full before any payment or distribution, whether in cash, securities or other property, is made to any holder of Subordinated Debt Securities on account of the principal of, premium, if any, or interest, if any, on such Subordinated Debt Securities. Any payment or distribution, whether in cash, securities or other property (other than securities of the Company or any other corporation provided for by a plan of reorganization or readjustment the payment of which is subordinate, at least to the extent provided in the subordination provisions with respect to the indebtedness evidenced by the Subordinated Debt Securities, to the payment of all Senior Indebtedness then outstanding and to any securities issued in respect thereof under any such plan of reorganization or readjustment) that would otherwise (but for the subordination provisions) be payable or deliverable in respect of the Subordinated Debt Securities of any series will be paid or delivered directly to the holders of Senior Indebtedness in accordance with the priorities then existing among such holders until all Senior Indebtedness (including any interest thereon accruing after the commencement of any such proceedings) has been paid in full. In the event of any such proceeding, after payment in full of all sums owing with respect to Senior Indebtedness, the holders of Subordinated Debt Securities, together with the holders of any obligations of the Company ranking on a parity with the Subordinated Debt Securities, will be entitled to be repaid from the remaining assets of the Company the amounts at that time due and owing on account of unpaid principal of, premium, if any, or interest, if any, on the Subordinated Debt Securities and such other obligations before any payment or other distribution, whether in cash, property or otherwise, shall be made on account of any capital stock or obligations of the Company ranking junior to the Subordinated Debt Securities and such other obligations (Section 12.1(d) of the Subordinated Debt Indenture).

     If any payment or distribution of any character, whether in cash, securities or other property (other than securities of the Company or any other corporation provided for by a plan of reorganization or readjustment the payment of which is subordinate, at least to the extent provided in the subordination provisions with respect to the Subordinated Debt Securities, to the payment of all Senior Indebtedness then outstanding and to any securities issued in respect thereof under any such plan of reorganization or readjustment), shall be received by the Trustee or any holder of any Subordinated Debt Securities in contravention of any of the terms of the Subordinated Debt Indenture, such payment or distribution of securities will be received in trust for the benefit of, and will be paid over or delivered and transferred to, the holders of the Senior Indebtedness then outstanding in accordance with the priorities then existing among such holders for application to the payment of all Senior Indebtedness remaining unpaid to the extent necessary to pay all such Senior Indebtedness in full (Section 12.1(e) of the Subordinated Debt Indenture).

     By reason of such subordination, in the event of the insolvency of the Company, holders of Senior Indebtedness may receive more, ratably, than holders of the Subordinated Debt Securities. Such subordination will not prevent the occurrence of any Event of Default (as defined in the Indentures) or limit the right of acceleration in respect of the Subordinated Debt Securities, but the payment of any amount due upon such acceleration shall be limited in accordance with the foregoing provisions. Payment from money or the proceeds of U.S. Government Obligations deposited to defease the Subordinated Debt Indenture shall not be subordinated to the prior payment of any Senior Indebtedness (Section 12.11 of the Subordinated Debt Indenture).

CONCERNING THE TRUSTEES

     The Company, its officers and directors, and certain of its or their affiliates may maintain banking, borrowing, consulting and other relations with Bankers Trust Company, Marine Midland Bank and certain of their respective affiliates.

     The Indentures provide that an alternative Trustee may be appointed by the Company with respect to any particular series of Debt Securities. Any such appointment will be described in the Prospectus Supplement relating to such series of Debt Securities.

     The Trustee under an Indenture, prior to default, undertakes to perform only such duties as are specifically set forth in the Indenture and, after default, is required to exercise the same degree of care as a prudent individual would exercise in the conduct of his or her own affairs (Section 6.1). Subject to such provision, the Trustee under an Indenture is under no obligation to exercise any of the powers vested in it by an Indenture at the request of any holder of Debt Securities, unless offered reasonable indemnity by such holder against the costs, expenses and liabilities which might be incurred thereby. The Trustee under an Indenture is not required to expend or risk its own funds or otherwise incur personal financial liability in the performance of its duties if the Trustee reasonably believes that repayment or adequate indemnity is not reasonably assured to it. Each Indenture contains other provisions limiting the responsibilities and liabilities of the Trustee thereunder.

                DESCRIPTION OF COMMON STOCK AND PREFERRED STOCK

     The Company's authorized capital stock consists of 200,000,000 shares of Common Stock, par value $.01 per share, and 20,000,000 shares of Preferred Stock, par value $.01 per share, each of which is described below. The summary description of the capital stock of the Company contained herein is necessarily general and reference should be made in each case to the Company's Restated Articles of Incorporation and Bylaws, which are exhibits to the Registration Statement of which this Prospectus is a part.

COMMON STOCK

     Each share of Common Stock is subject to all rights, privileges, preferences and priorities of any class of preferred stock of the Company. Each share of Common Stock has an equal and ratable right to receive dividends as and when declared by the Board of Directors out of any funds of the corporation legally available for the payment thereof. The Company currently has no intention to pay dividends on the shares of Common Stock in the foreseeable future.

     In the event of a liquidation, dissolution or winding up of the Company, the holders of Common Stock are entitled to share equally and ratably in the assets available for distribution after payment of all liabilities, including any liquidation preferences payable to the holders of Preferred Stock that may at the time be outstanding.

     Each share of Common Stock is entitled to one vote in the election of directors and on all other matters submitted to a vote of shareholders. Holders of Common Stock have no right to cumulate their vote in the election of directors.

     American Stock Transfer & Trust Company, 40 Wall Street, New York, New York 10005, acts as the transfer agent and registrar of the Common Stock.

PREFERRED STOCK

     The following description of the terms of the Preferred Stock sets forth certain general terms and provisions of the Preferred Stock to which an applicable Prospectus Supplement may relate. Certain other terms of any series of Preferred Stock offered by an applicable Prospectus Supplement will be specified in such Prospectus Supplement. If so specified in the applicable Prospectus Supplement, the terms of any series of Preferred Stock may differ from the terms set forth below. The description of the terms of the Preferred Stock set forth below and in an applicable Prospectus Supplement does not purport to be complete and is subject to and qualified in its entirety by reference to the Statement of Resolution relating to the applicable series of Preferred Stock, which will be filed as an exhibit to, or incorporated by reference in, the Registration Statement of which this Prospectus forms a part.

     General. The Preferred Stock may be divided into and issued in one or more series, each series to be so designated as to distinguish the shares thereof from the shares of all other series and classes. The Board of Directors is vested with the authority to establish and designate such series from time to time, and within the limitations prescribed by law or set forth in the Company's Restated Articles of Incorporation, to fix and determine the number, preferences, limitations and relative rights, including voting rights, of the authorized shares within each such series; provided, however, that the Board of Directors may not decrease the number of shares within a series below the number of shares within such series that is then issued. The Board of Directors shall exercise such authority by the adoption of a resolution or resolutions as prescribed by law.

     The terms of any series of Preferred Stock may be amended without the consent of the holders of any other series of Preferred Stock or of any class of junior stock, provided such amendment does not adversely affect the holders of such other series of Preferred Stock or class of junior stock. Shares of any class of Preferred Stock which have been issued and reacquired in any manner and are not held as treasury shares, including shares redeemed by purchase (whether through the operation of a retirement or sinking fund or otherwise), will have the status of authorized and unissued Preferred Stock and may be reissued as a part of the series of which they were originally a part or may be reclassified into and reissued as part of a new series.

     No shares of Preferred Stock are, as of the date of this Prospectus, issued, outstanding or designated as to series. It is not possible to state the actual effect of the authorization and issuance of a new series of Preferred Stock upon the rights of holders of the Common Stock and other series of Preferred Stock unless and until the Board of Directors determines the attributes of such new series of Preferred Stock and the specific rights of its holders. Such effects might include, however, (i) restrictions on dividends on Common Stock and other series of Preferred Stock if dividends on such new series of Preferred Stock have not been paid; (ii) dilution of the voting power of Common Stock and other series of Preferred Stock to the extent that such new series of Preferred Stock has voting rights, or to the extent that any such new series of Preferred Stock is convertible into Common Stock; (iii) dilution of the equity interest of Common Stock and other series of Preferred Stock; and
(iv) limitation on the right of holders of Common Stock and other series of Preferred Stock to share in the Company's assets upon liquidation until satisfaction of any liquidation preference attributable to such new series of Preferred Stock. While the ability of the Company to issue Preferred Stock provides flexibility in connection with possible acquisitions and other corporate purposes, its issuance could be used to impede an attempt by a third party to acquire a majority of the outstanding voting stock of the Company.

     The Preferred Stock will have the dividend, liquidation, redemption and voting rights set forth below unless otherwise provided in the Prospectus Supplement relating to a particular series of the Preferred Stock. Reference is made to the Prospectus Supplement relating to the particular series of the Preferred Stock offered thereby for specific terms, including: (i) the designation of such Preferred Stock, the number of shares offered and the liquidation value thereof; (ii) the price at which such Preferred Stock will be issued; (iii) the dividend rate (or method of calculation), the dates on which dividends shall be payable, whether such dividends shall be cumulative or noncumulative and, if cumulative, the dates from which dividends shall commence to accumulate; (iv) the liquidation preference thereof; (v) any redemption or sinking fund provisions; (vi) any conversion or exchange provisions of such Preferred Stock; and (vii) any additional dividend, liquidation, redemption, sinking fund and other rights, preferences, limitations and restrictions of such Preferred Stock.

     The Preferred Stock will, when issued, be fully paid and nonassessable. Unless otherwise specified in the Prospectus Supplement relating to a particular series of the Preferred Stock, each series of the Preferred Stock will rank on a parity as to dividends and distributions in the event of a liquidation with each other series of the Preferred Stock, if any. Holders of Preferred Stock will have no preemptive rights to subscribe for or purchase shares of capital stock.

     Dividend Rights. Holders of the Preferred Stock of each series will be entitled to receive, when, as and if declared by the Board of Directors, out of assets of the Company legally available therefor, cash dividends at such rates and on such dates as are set forth in the Prospectus Supplement relating to such series of the Preferred Stock. Such rate may be fixed or variable or both. Each such dividend will be payable to the holders of record as they appear on the stock books of the Company on such record dates as will be fixed by the Board of Directors or a duly authorized committee thereof. Dividends on any series of the Preferred Stock may be cumulative or noncumulative, as provided in the Prospectus Supplement relating thereto. If the Board of Directors fails to declare a dividend payable on a dividend payment date on any series of Preferred Stock for which dividends are noncumulative, then the right to receive a dividend in respect of the dividend period ending on such dividend payment date will be lost, and the Company shall have no obligation to pay the dividend accrued for that period, whether or not dividends are declared for any future period.

     Unless otherwise indicated in an applicable Prospectus Supplement, all series of Preferred Stock will be senior in right as to dividends and in liquidation to the Common Stock and any other class of stock of the Company ranking junior to the Preferred Stock.

     Rights Upon Liquidation. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company, the holders of each series of Preferred Stock will be entitled to receive out of assets of the Company available for distribution to stockholders, before any distribution of assets is made to holders of Common Stock or any other class of stock ranking junior to such series of the Preferred Stock upon liquidation, liquidating distributions in the amount set forth in the Prospectus Supplement relating to such series of the Preferred Stock plus an amount equal to accrued and unpaid dividends for the then-current dividend period and, if such series of the Preferred Stock is cumulative, for all dividend periods prior thereto. If, upon any voluntary or involuntary liquidation, dissolution or winding up of the Company, the amounts payable with respect to the Preferred Stock of any series and any other shares of stock of the Company ranking as to any such distribution on a parity with such series of the Preferred Stock are not paid in full, the holders of the Preferred Stock of such series and of such other shares will share ratably in any such distribution of assets of the Company in proportion to the full respective preferential amounts to which they are entitled. After payment of the full amount of the liquidating distribution to which they are entitled, the holders of such series of Preferred Stock will have no right or claim to any of the remaining assets of the Company. Neither the sale of all or substantially all the property or business of the Company nor the merger or consolidation of the Company into or with any other corporation shall be deemed to be a dissolution, liquidation or winding up, voluntary or involuntary, of the Company.

     Redemption. A series of the Preferred Stock may be redeemable, in whole or in part, at the option of the Company, and may be subject to mandatory redemption pursuant to a sinking fund, in each case upon terms, at the times and at the redemption prices set forth in the Prospectus Supplement relating to such series.

     The Prospectus Supplement relating to a series of Preferred Stock that is subject to mandatory redemption will specify the number of shares of such series of Preferred Stock that will be redeemed by the Company in each year commencing after a date to be specified, at a redemption price per share to be specified, together with an amount equal to any accrued and unpaid dividends thereon to the date of redemption. The redemption price may be payable in cash, capital stock or in cash received from the net proceeds of the issuance of capital stock of the Company, as specified in the Prospectus Supplement relating to such series of Preferred Stock.

     If fewer than all the outstanding shares of any series of the Preferred Stock are to be redeemed, whether by mandatory or optional redemption, the selection of the shares to be redeemed will be determined by lot or pro rata as may be determined by the Board of Directors or a duly authorized committee thereof, or by any other method which may be determined by the Board of Directors or such committee to be equitable. From and after the date of redemption (unless default shall be made by the Company in providing for the payment of the redemption price), dividends shall cease to accrue on the shares of Preferred Stock called for redemption and all rights of the holders thereof (except the right to receive the redemption price) shall cease.

     In the event that full dividends, including accumulations in the case of cumulative Preferred Stock, on any series of the Preferred Stock have not been paid, such series of the Preferred Stock may not be redeemed in part and the Company may not purchase or acquire any shares of such series of the Preferred Stock otherwise than pursuant to a purchase or exchange offer made on the same terms to all holders of such series of the Preferred Stock.

     Conversion or Exchange Rights. The Prospectus Supplement for any series of the Preferred Stock will state the terms, if any, on which shares of such series are convertible into, or exchangeable for, securities of the Company or another person.

     Voting Rights. Unless otherwise determined by the Board of Directors and indicated in the Prospectus Supplement relating to a particular series of Preferred Stock, the holders of the Preferred Stock will not be entitled to vote, except as expressly required by applicable law. In the event the Company issues share of any series of Preferred Stock with voting rights, including any voting rights in the case of dividend arrearages, unless otherwise specified in the Prospectus Supplement relating to a particular series of Preferred Stock, each such share will be entitled to one vote on matters on which holders of such series of the Preferred Stock are entitled to vote. In the case of any series of Preferred Stock having one vote per share on matters on which holders of such series are entitled to vote, the voting power of such series, on matters on which holders of such series and holders of other series of preferred stock are entitled to vote as a single class, will depend on the number of shares in such series, not on the aggregate liquidation preference or initial offering price of the shares of such series of Preferred Stock.

     Conditions and Restrictions Upon the Company. The Prospectus Supplement relating to a series of the Preferred Stock will describe any conditions or restrictions upon the Company which are for the benefit of such series, including restrictions upon the creation of debt or other series of Preferred Stock; payment of dividends; or distributions, acquisitions or redemptions of shares ranking junior to such series.

VOTING

     The Company's Restated Articles of Incorporation provide that (a) action may be taken without a meeting, without prior notice, and without a vote, if a consent or consents in writing, setting forth the action so taken, shall have been signed by the holder or holders of shares having not less than the minimum number of votes that would be necessary to take such action at a meeting of the shareholders, and (b) the vote required to approve a merger, share exchange, certain sales of assets, charter amendment or dissolution involving the Company shall be a majority of each outstanding class of capital stock entitled to vote thereon.

NO PREEMPTIVE RIGHTS

     No holder of shares of the Company, including shares of Common Stock or Preferred Stock, shall have any preemptive right or other right to purchase or subscribe for or receive any shares of any class, or series thereof, of stock of the Company, whether now or hereafter authorized, or any warrants, options, bonds, debentures or other securities convertible into, exchangeable for or carrying any right to purchase any shares of any class, or series thereof, of stock.

FOREIGN OWNERSHIP


     The Restated Articles of Incorporation of the Company contain provisions limiting foreign ownership of the capital stock of the Company. These provisions were originally intended to, among other things, protect the Company's ability to be deemed a United States citizen under Section 2 ("U.S. citizen") of the Shipping Act, 1916, as amended (the "Shipping Act") which allowed the Company to avail itself of certain types of U.S. government guaranteed financings previously available only for U.S. flag vessels owned by U.S. citizens. Although being a U.S. citizen is not currently necessary to obtain such financings, the ability to be a U.S. citizen may be beneficial in the future should the Company desire to obtain certain types of U.S. flag vessels. One of the conditions that must be satisfied in order that a corporation may be deemed to be a U.S. citizen is that a controlling interest therein is owned by citizens of the United States. Thus, a transfer of Common Stock which would result in more than 50% of the outstanding Common Stock being held by non-U.S. citizens would cause the Company to then be ineligible to be a U.S. citizen. Under the provisions of the Company's Restated Articles of Incorporation, (i) shares of any class of capital stock of the Company are not issuable to and are not registrable upon transfer in the name of any person who cannot demonstrate to the satisfaction of the Company that such person is a U.S. citizen and is not holding such shares for the account of any non-U.S. citizen, if as a result of such issuance or registration of transfer the percentage of such class owned by non-U.S. citizens would exceed a fixed percentage (the "Permitted Percentage"), which is equal to 2% less than the percentage that would prevent the Company from being a U.S. citizen (currently 50%, thus resulting in a Permitted Percentage of 48%), and any such transfer shall be void and ineffective as against the Company, and (ii) if at any time non-U.S. ownership of any such class (either record or beneficial) exceeds the Permitted Percentage, the Company may withhold payment of dividends on such shares deemed to be in excess of the Permitted Percentage and may suspend the voting rights of such shares.

     In addition to the foregoing, Section 9 of the Shipping Act provides that a controlling interest in the Company may not be acquired by a non-U.S. citizen without the consent of the U.S. Secretary of Transportation, acting through the United States Maritime Administration ("MARAD"). Notwithstanding the provisions of Section 9, current MARAD regulations authorize the transfer of a controlling interest in a company as long as the United States is not at war, the transferee is not a national of a country to which the transfer would be contrary to the foreign policy of the United States and the Company's U.S. flag vessels remain documented under the U.S. flag after the transfer. In the absence of MARAD consent (either by the current regulations or otherwise) the transfer of a controlling interest in the Company to non-U.S. citizens would enable MARAD to exercise various remedies under the Shipping Act including seizure of vessels, civil penalties and, in certain cases, criminal penalties.

     Certificates representing the capital stock of the Company bear legends concerning the restrictions on non-U.S. ownership. In addition, the Board of Directors is authorized to adopt a bylaw provision for the establishment of a dual stock certificate systems under which different forms of certificates may be used to indicate whether or not the owner thereof is a U.S. citizen. To date, the Board of Directors has not deemed it necessary to adopt such a system.

     The restrictions imposed by the Company's Restated Articles of Incorporation may at times preclude U.S. citizens from transferring their shares of Common Stock to non-U.S. citizens. This may restrict the available market for resales of shares of Common Stock and for the issuance of shares by the Company.

                            DESCRIPTION OF WARRANTS

     The Company may issue Warrants for the purchase of Common Stock. Warrants may be issued independently or together with Debt Securities, Preferred Stock or Common Stock offered by any Prospectus Supplement and may be attached to or separate from any such offered Securities. Each series of Warrants will be issued under a separate warrant agreement (a "Warrant Agreement") to be entered into between the Company and a bank or trust company, as warrant agent (the "Warrant Agent"), all as set forth in the Prospectus Supplement relating to the particular issue of Warrants. The Warrant Agent will act solely as an agent of the Company in connection with the Warrants and will not assume any obligation or relationship of agency or trust for or with any holders of Warrants or beneficial owners of Warrants. The following summary of certain provisions of the Warrants does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all provisions of the Warrant Agreements.

     Reference is made to the Prospectus Supplement relating to the particular issue of Warrants offered thereby for the terms of such Warrants, including, where applicable: (i) the number of shares of Common Stock purchasable upon the exercise of Warrants and the price at which such number of shares of Common Stock may be purchased upon such exercise; (ii) the date on which the right to exercise such Warrants shall commence and the date on which such right shall expire (the "Expiration Date"); (iii) United States Federal income tax consequences applicable to such Warrants; and (iv) any other terms of such Warrants. Warrants will be offered and exercisable for U.S. dollars only. Warrants will be issued in registered form only. The exercise price for Warrants will be subject to adjustment in accordance with the applicable Prospectus Supplement.

     Each Warrant will entitle the holder thereof to purchase such number of shares of Common Stock at such exercise price as shall in each case be set forth in, or calculable from, the Prospectus Supplement relating to the Warrants, which exercise price may be subject to adjustment upon the occurrence of certain events as set forth in such Prospectus Supplement. After the close of business on the Expiration Date (or such later date to which such Expiration Date may be extended by the Company), unexercised Warrants will become void. The place or places where, and the manner in which, Warrants may be exercised shall be specified in the Prospectus Supplement relating to such Warrants.

     Prior to the exercise of any Warrants, holders of such Warrants will not have any of the rights of holders of Common Stock purchasable upon such exercise, including the right to receive payments of dividends, if any, on the Common Stock purchasable upon such exercise, or to exercise any applicable right to vote.

                              PLAN OF DISTRIBUTION

GENERAL

     The Company may sell Securities to or through underwriters or dealers, and also may sell Securities directly to one or more other purchasers or through agents. The Prospectus Supplement sets forth the names of any underwriters or agents involved in the sale of the Offered Securities and any applicable commissions or discounts.

     Underwriters, dealers or agents may offer and sell the Offered Securities at a fixed price or prices, which may be changed, or from time to time at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. In connection with the sale of the Securities, underwriters or agents may be deemed to have received compensation from the Company in the form of underwriting discounts or commissions and may also receive commissions from purchasers of the Securities for whom they may act as agent. Underwriters or agents may sell the Securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters or commissions from the purchasers for whom they may act as agent.

     The Securities (other than the Common Stock), when first issued, will have no established trading market. Any underwriters or agents to or through whom Securities are sold by the Company for public offering and sale may make a market in such Securities, but such underwriters or agents will not be obligated to do so and may discontinue any market making at any time without notice. No assurance can be given as to the liquidity of the trading market for any such Securities.

     Any underwriters, dealers or agents participating in the distribution of the Securities may be deemed to be underwriters, and any discounts and commissions received by them and any profit realized by them on resale of the Securities may be deemed to be underwriting discounts and commissions under the Securities Act of 1933, as amended (the "1933 Act"). Underwriters, dealers or agents may be entitled, under agreements entered into with the Company, to indemnification against or contribution toward certain civil liabilities, including liabilities under the 1933 Act.

                                 LEGAL MATTERS

     Unless otherwise specified in a Prospectus Supplement relating to particular Securities, certain legal matters with respect to the validity of the Securities will be passed upon for the Company by Vinson & Elkins L.L.P., Houston, Texas, and for the underwriters, dealers or agents, if any, of a particular issue of Securities, by Fulbright & Jaworski L.L.P., Houston, Texas.

                                    EXPERTS

     The financial statements of the Company as of December 31, 1995 and 1994, and for each of the years in the three-year period ended December 31, 1995, have been incorporated by reference herein and in the Registration Statement in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of such firm as experts in accounting and auditing.

     With respect to the unaudited interim financial information for the periods ended March 31, 1996 and 1995, incorporated by reference herein, the independent certified public accountants have reported that they applied limited procedures in accordance with professional standards for a review of such information. However, their separate reports included in the Company's quarterly reports on Form 10-Q for the quarter ended March 31, 1996, and included and/or incorporated herein, state that they do not express an opinion on that interim financial information. Accordingly, the degree of reliance on their reports on such information should be restricted in light of the limited nature of the review procedures applied. The accountants are not subject to the liability provisions of Section 11 of the Securities Act for their report on the unaudited interim financial information because that report is not a "report" or a "part" of the registration statement prepared or certified by the accountants within the meaning of Sections 7 and 11 of the Securities Act.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following table sets forth the estimated expenses in connection with the distribution of the securities covered by this Registration Statement. All of the expenses will be borne by the Company except as otherwise indicated.


    Registration fee under the Securities Act.................................  $ 51,725
    Printing and engraving expenses...........................................    75,000
    Blue Sky filing fees and expenses.........................................    15,000
    Legal and accounting fees.................................................   100,000
    Trustee, transfer agent and registrar fees................................    10,000
    Miscellaneous.............................................................    23,275
                                                                                 -------
              Total...........................................................  $275,000
                                                                                 =======



ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.


     Article 2.02-1 of the Texas Business Corporation Act provides that any director or officer of a Texas corporation may be indemnified against judgments, penalties, fines, settlements and reasonable expenses actually incurred by him in connection with or in defending any action, suit or proceeding in which he is a party by reason of his position. A director or officer may be indemnified only if it is determined that the person (a) conducted himself in good faith; (b) reasonably believed (i) in the case of conduct in his official capacity, that his conduct was in the corporation's best interests; and (ii) in all other cases, that his conduct was at least not opposed to the corporation's best interests; and (c) in the case of any criminal proceeding, had no reasonable cause to believe his conduct was unlawful. If a director or officer is wholly successful, on the merits or otherwise, in connection with such a proceeding, such indemnification is mandatory.

     The Company's Restated Articles of Incorporation contain provisions eliminating or limiting liabilities of directors for breaches of their duty of care. The Company's Bylaws provide for indemnification of officers and directors of the Company and persons serving at the request of the Company in such capacities for other business organizations against certain losses, costs, liabilities and expenses incurred by reason of their positions with the Company or such other business organizations. The Company also has policies insuring its officers and directors against certain liabilities for actions taken in such capacities, including liabilities under the Securities Act.

ITEM 16. EXHIBITS.


    EXHIBIT NO.                                    DESCRIPTION
    -----------                                    -----------
        1.1**        -- Form of Underwriting Agreement (Debt Securities)
        1.2**        -- Form of Underwriting Agreement (Common Stock, Preferred Stock and/or
                        Warrants)
        4.1          -- Restated Articles of Incorporation of Marine Drilling Companies, Inc.
                        (Incorporated by reference to Exhibit 28.17 to the Current Report on
                        Form 8-K of the Registrant dated October 30, 1992.)
        4.2          -- Amended and Restated Bylaws of Marine Drilling Companies, Inc.
                        (Incorporated by reference to Exhibit 28.18 to the Current Report on
                        Form 8-K of the Registrant dated October 30, 1992.)
        4.3*         -- Form of Senior Indenture between the Company and Marine Midland Bank, as Trustee.
        4.4*         -- Form of Senior Subordinated Indenture between the Company and Bankers
                        Trust Company, as Trustee.

    EXHIBIT NO.                                    DESCRIPTION
- --------------------                               ------------
        4.5**        -- Form of Debt Securities.
        4.6**        -- Form of Warrants
        5.1*         -- Opinion of Vinson & Elkins L.L.P. as to the legality of the securities being registered.
       12.1***       -- Computation of Ratio of Earnings to Fixed Charges.
       15.1*         -- Letter regarding unaudited interim financial information.
       23.1*         -- Consent of KPMG Peat Marwick LLP
       23.2*         -- Consent of Vinson & Elkins L.L.P. (see Exhibit 5.1).
       24.1*         -- Powers of attorney.
       25.1*         -- Form T-1 Statement of Eligibility of Marine Midland Bank, as Trustee
                        under the Senior Indenture.
       25.2*         -- Form T-1 Statement of Eligibility of Bankers Trust Company, as
                        Trustee under the Subordinated Indenture.
       99.1          -- Loan Agreement, dated as of December 1, 1994, among the CIT
                        Group/Equipment Financing, Inc., the Company and Keyes Holding
                        Corporation. (Incorporated by reference to Exhibit 10.23 to the
                        Annual Report on Form 10-K of the Company for the fiscal year ended
                        December 31, 1994.)
       99.2          -- Guaranty, dated as of December 1, 1994, of the Company for the benefit of the CIT Group/Equipment Financing, Inc. (Incorporated by
                        reference to Exhibit 10.23 to the Annual Report on Form 10-K of the
                        Company for the fiscal year ended December 31, 1994.)
       99.3          -- Amendment No. 1 dated as of May 31, 1996 to the Loan Agreement among
                        Keyes Holding Corporation, as Borrower, Marine Drilling Companies,
                        Inc., as Guarantor, and The CIT Group/Equipment Financing, Inc.
                        (Incorporated by reference to Exhibit 99.12 to the Current Report on
                        Form 8-K of the Company dated June 3, 1996.)
       99.4          -- Amendment No. 1 dated as of May 31, 1996 to the Guaranty made by
                        Marine Drilling Companies, Inc. in favor of The CIT Group/Equipment
                        Financing, Inc. (Incorporated by reference to Exhibit 99.13 to the
                        Current Report on Form 8-K of the Company dated June 3, 1996.)


- ---------------


  * Previously filed.


 ** To be filed as an exhibit to a Current Report on Form 8-K and incorporated herein by reference.


*** Filed herewith.


ITEM 17. UNDERTAKINGS

     The registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

             (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

             (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

     provided, however, that the undertakings set forth in clauses (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those clauses is contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the Company pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Company's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (5) That for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of a registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrants pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933 shall be deemed to be part of this registration statement as of the time it was declared effective.

          (6) That, for purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrants pursuant to the provisions set forth in Item 15, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, Marine Drilling Companies, Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement or amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Sugar Land, State of Texas, on July 10, 1996.


                                            MARINE DRILLING COMPANIES, INC.

                                            By:    /s/  WILLIAM H. FLORES
                                               -----------------------------
                                                      William H. Flores
                                                   Chief Operating Officer


     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities on July 10, 1996.



                  SIGNATURE                                         TITLE
                  ---------                                         -----
         /s/  WILLIAM H. FLORES                             Senior Vice President,
- ---------------------------------------------           Chief Operating Officer, Chief
              William H. Flores                         Financial Officer and Director
                                                       (Principal Executive Officer and
                                                         Principal Financial Officer)

           /s/  JOAN R. SMITH                             Vice President, Controller
- ---------------------------------------------                   and Secretary
                Joan R. Smith                           (Principal Accounting Officer)


             ROBERT L. BARBANELL*                           Chairman of the Board
- ---------------------------------------------                    and Director
             Robert L. Barbanell

                    DAVID A.B. BROWN*                              Director
- ---------------------------------------------
              David A.B. Brown

               HOWARD I. BULL*                                     Director
- ---------------------------------------------
               Howard I. Bull

            NATHANIEL A. GREGORY*                                  Director
- ---------------------------------------------
            Nathaniel A. Gregory

           CHRISTOPHER M. LINNEMAN*                                Director
- ---------------------------------------------
           Christopher M. Linneman

             /s/  JAN RASK                                         Director
- ---------------------------------------------
                  Jan Rask

*By:     /s/  WILLIAM H. FLORES
   ------------------------------------------
             (William H. Flores)
              Attorney-in-Fact

                    INDEX TO EXHIBITS


     12.1  --  Computation of Ratio of Earnings to Fixed Charges